Exhibit 10.2

FORM OF

ROFIN-SINAR TECHNOLOGIES INC.

EXECUTIVE TRANSITION agreement

AGREEMENT made as of the 16th day of March, 2016, by and between ROFIN-SINAR TECHNOLOGIES INC. (the “Company”) and [•] (the “Executive”).

RECITALS:

A. The Company expects to enter into a merger agreement pursuant to which the Company would become a wholly-owned indirect subsidiary of another public company (the “Acquirer”) in a transaction (the “Transaction”) that would constitute a Change in Control (as defined below).

B. The Board of Directors of the Company (the “Board”) recognizes that the possibility or threat of a Change in Control may lead to personal, professional and financial uncertainties that, in turn, may result in the departure or distraction of key management personnel of the Company and its Affiliates to the detriment of the Company and its stockholders.

C. The Executive has made and is expected to continue to make substantial contributions to the management and operation of the business of the Company and/or its Affiliates and is expected to play an essential role in the process leading to the consummation of the Transaction.

D. The Board has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement in order to assure the Company of the Executive’s continuing dedication and focus notwithstanding the possibility or likelihood of a Change in Control.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.          Definitions. For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below.

(a)          “Affiliate” means any direct or indirect subsidiary of the Company, including, without limitation, ROFIN-BAASEL Lasertech GmbH & Co. KG, ROFIN-SINAR LASER GmbH and ROFIN-SINAR Technologies Europe S.L.

(b)          “Cause” means the Executive’s (i) conviction or plea of nolo contendre to a felony; (ii) commission of fraud or a material act or omission involving dishonesty with respect to the Company or any of its Affiliates, (iii) willful and continued failure to substantially carry out the material responsibilities of the Executive’s employment (other than a failure attributable to illness or injury) that is not cured by the Executive within a reasonable time after notice thereof is provided by the Board (or the Board of an Affiliate, as the case may be) to the Executive; or (iv) gross negligence or willful misconduct in the performance of the Executive’s duties which has had or is reasonably likely to have a material adverse effect on the Company or any of its Affiliates.

(c)          “Change in Control” means any of the following events:

(i)          the acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty per cent (40%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided, however, that Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii)         the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iii)        the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute more than fifty percent (50%) of the Board, provided, however, that if the election, or nomination for election by the Company's stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iv)        a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Affilliates, or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(d)          “Company” means Rofin-Sinar Technologies Inc., any Affiliate that is the Executive’s principal employer and, following a Change in Control, any direct or indirect successor to the business of the Company.

(e)          “Good Reason” means actions or omissions by the Company or an Affiliate at the time of or following a Change in Control resulting in a material negative change in the employment relationship with the Executive which, for the purposes hereof, means, without the advance written consent of the Executive:

(i)          the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as in effect immediately prior to the

Change in Control, or any other material diminution in such position, authority, duties or responsibilities;

(ii)         a reduction of the Executive’s annual base salary rate below the rate in effect immediately prior to the Change in Control;

(iii)        a reduction of the bonus opportunities provided to Executive immediately prior to the Change in Control;

(iv)        a failure by the Company to timely pay any compensation earned by the Executive;

(v)         relocation of the Executive’s principal office by more than fifty (50) miles from the location of the Executive’s principal office immediately prior to the Change in Control, or material increase in the Executive’s business travel requirements compared to what was required immediately prior to the Change in Control; or

(vi)        the failure or refusal by the successor or acquiring company to expressly assume the obligations of the Company under this Agreement upon the consummation of a Change in Control.

Notwithstanding the foregoing, the Executive will not have “Good Reason” to terminate employment merely because the Executive is no longer a senior executive of a public company and/or has a change in title, duties, authority, responsibilities or reporting structure as a result of the Change in Control transaction (including having a reporting relationship within a larger company) provided that the Executive retains a substantially similar level of responsibilities over the other portions and areas of the business for which the Executive exercised responsibility prior to the Change in Control. In order to terminate employment for Good Reason, the Executive must, within 90 days after the occurrence of the event or condition giving rise to Good Reason, furnish written notice to the Company indicating Executive’s intention to terminate employment for Good Reason and describing the act(s) and/or omission(s) that the Executive deems to constitute Good Reason. The Company shall have 30 days after receipt of such notice to review and correct (or cause one or more Affiliates to correct) the situation and thus prevent Executive’s termination for Good Reason.

(f)          “Severance Event” means a termination of the Executive’s employment with the Company and its Affiliates (1) by the Company or an Affiliate without Cause, or (2) by the Executive for Good Reason, in either case occurring within one year following the date of a Change in Control.

2.          Change in Control Severance Protection. If a Severance Event occurs, then the Executive will be entitled to receive any accrued and unpaid compensation, consisting of the unpaid amount, if any, of Executive’s previously earned base salary; the unpaid amount, if any, of the bonus earned by the Executive for the preceding year; and any vested payments and benefits accrued by the Executive under and in accordance with the terms of any employee plan in which the Executive was a participant. In addition, subject to the provisions hereof, including, as applicable, the release and other conditions set forth in Section 4 and the non-duplication provisions of Section 6, the Executive will be entitled to receive a single sum cash payment equal to the sum of:

(a)          an amount equal to the product of (i) the amount of the Executive’s target bonus opportunity, if any, for the fiscal year in which the Executive’s employment terminates, or, if there is no target bonus opportunity for such year, the amount of the annual bonus earned by the Executive for the preceding year, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the beginning of the fiscal year in which the Executive’s employment terminates until the date of such termination, and the denominator of which is 365; plus

(b)          an amount equal to the greater of (i) [•] times the sum of (A) the Executive’s annual rate of salary in effect on the date the Executive’s employment terminates (or, if greater, the rate in effect immediately before the Change in Control), plus (B) the annual bonus amount described in Section 2(a)(i) above, or (ii) the aggregate amount of the severance, salary continuation or other payments the Executive would be entitled to receive by reason of such termination of employment pursuant to the terms of any employment or other agreement by or among the Executive, the Company and/or any Affiliates of the Company and/or pursuant to the requirements of applicable law; plus

(c)          if the Executive is a covered participant in health insurance under German law, an amount equal to the sum of (i) 50% of the total contributions to such health insurance coverage for the Executive for the 12 months following the termination of the Executive’s employment, or, if less, $7,000.00, plus (ii) an income tax gross-up amount sufficient to enable the Executive to retain the full amount described in (i) on an after tax basis.

Notwithstanding the foregoing, if the Executive is a covered participant in a Company-sponsored group health plan maintained in the United States, then, in lieu of the cash payment described in Section 2(c) above, the Executive will have access to continuing and uninterrupted participation in such group health plan for 12 months following the date of such termination at the same benefit and contribution levels and on the same basis as if the Executive’s employment had continued (which continuing participation will, to the extent permitted, be deemed to be in addition to and not in lieu of continuation coverage that may be available under the Consolidated Budget Reconciliation Act of 1986 or similar state law), provided that, if such continuing group health plan participation is not permitted by the terms of the plan and if the Executive (and/or the Executive’s spouse or a covered dependent) shall be entitled to receive such statutory continuation coverage, the Company shall pay the full cost of such coverage for up to 12 months following the termination of the Executive’s employment (or, if earlier, until the Executive becomes eligible to receive corresponding coverage under a successor employer’s plan). If the Executive’s employment ends before the expiration of the applicable notice period, then the duration of the applicable notice period will be deemed as job tenure of the Executive for the purposes of any employer pension arrangements.

3.          Accelerated Vesting of Equity Awards. If a Change in Control occurs, then, immediately prior to the Change in Control, any previously unvested outstanding stock options, stock appreciation rights, restricted stock units, shares of restricted stock and other forms of equity-based incentive awards held by the Executive will become fully vested.

4.          Release of Claims and Other Conditions; Timing of Payments. The Executive’s right to receive and retain any severance payments or benefits pursuant to Section 2(a) – 2(c) may be conditioned upon (a) the Executive’s delivery to the Company of a signed release of claims (substantially in the form attached hereto as Exhibit A) and the Executive’s not revoking such release within 60 days after the date of the Severance Event, and (b) if such release is not fully enforceable by a non-U.S. Affiliate, Executive’s delivery to the Company within such 60-day period of a signed separation agreement between the Executive and any such Affiliate (in such form as the Company may reasonably require in order to comply with applicable law) pursuant to which the Executive and the Affiliate waive any and all mutual claims in connection with the service relationship and its termination. If the Company decides to impose the release/separation agreement condition, it must furnish written notification of its decision to the Executive within ten days after the date of the Severance Event. Severance payments and benefits that are subject to a release/separation agreement condition under this paragraph will be made on the day following the date on which the release/separation agreement condition is satisfied; provided that, if the 60-day period during which the release/separation agreement condition may be satisfied straddles two calendar years, then, to the extent necessary in order to avoid any additional U.S. tax under Section 409A of the Code, payment will be made on the later of the date on which the release/separation agreement condition is satisfied and January 2 of the calendar year following the calendar year in which the Severance Event occurs. If the Company does not provide the written release/separation agreement notice to the Executive within ten days after the date of the Severance Event, then the severance amounts and benefits payable to the Executive under Section 2(a)–2(c), if any, shall be paid to the Executive within ten business days after the date of the Severance Event. Notwithstanding the foregoing, (i) the group health benefits, if any, described in Section 2(c) will begin when the Severance Event occurs and, if the release/separation agreement condition applies and is not satisfied, will thereupon terminate, subject to the right of the Company to recoup premium payments made prior to such termination; and (ii) the Executive will not be entitled to payments or benefits described in Sections 2(a) – (c) and 3 if, at any time from the date hereof until the date of the Change in Control, the Executive fails to use Executive’s best efforts to perform the duties and responsibilities of the Executive’s employment with the Company (including participating positively and constructively with respect to the discussions, negotiation of and process leading up to a possible Change in Control), all to the reasonable satisfaction of the Board.

5.          Golden Parachute Tax Limitation for U.S. Taxpayers. If, when combined with the payments and benefits the Executive is entitled to receive under any other agreement, plan, program or arrangement of the Company, the Executive would be subject to excise tax under Section 4999 of the Code and the Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to the Executive under this Agreement will be reduced by the minimum amount necessary to ensure that the Executive will not be subject to such excise tax; provided, however, that no such reduction will be made if, after the payment of income tax and such excise tax, the Executive would be in a better economic position than would otherwise have been the case if such reduction had been made.

6.          Effect of Other Agreements. Notwithstanding the provisions hereof (including, without limitation, Section 16), if the Executive is entitled to receive separation payments or benefits (including, without limitation, salary payments to which the Executive may be entitled during an applicable notice period) pursuant to another agreement with the Company or an

Affiliate or pursuant to applicable law, then the separation payments and benefits otherwise payable to the Executive under Section 2(a) – 2(c) of this Agreement shall be reduced by any corresponding payments and benefits that the Executive receives or will receive pursuant to such other agreement or applicable law, in order to avoid duplication. Notwithstanding the foregoing, such reduction shall not apply if and to the extent that the Executive waives the right to receive such salary or other payments pursuant to an agreement with the Company and/or an Affiliate that is binding under the laws of the jurisdiction(s) governing the Executive’s rights to such salary and other payments.

7.          No Duty to Mitigate. Except as otherwise specifically provided herein, the Executive’s entitlement to payments and benefits hereunder is not subject to mitigation or a duty to mitigate by the Executive.

8.          Successors and Assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all the business or assets of the Company and its Affiliates taken as a whole, and as a condition to any such purchase, merger, consolidation or other form of transaction, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall include any such successor or assignee.

9.          Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from the Executive the payments and benefits intended to be provided, then the Executive shall be entitled to select and retain counsel at the expense of the Company to represent the Executive in connection with the good faith initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction, in connection with the enforcement by the Executive of the Executive’s rights hereunder.

10.         Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the Executive and the Company. Nothing contained herein shall be deemed to give the Executive a right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate the Executive’s employment at any time.

11.         Arbitration. Any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration. Any such arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), in or near the area of Plymouth, Michigan before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. Each party may be represented by counsel. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

12.         Governing Law. This Agreement shall be governed by the laws of the state of Michigan, excluding its conflict of law rules.

13.         Continuing Indemnification. If the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, and whether commencing before or after the termination of the Executive’s employment with the Company and its Affiliates, by reason of the fact that the Executive is or was an employee, officer or director of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive's related expenses when and as incurred, all to the fullest extent permitted by applicable law and the Company's organizational documents and as may be covered by liability insurance, to the same extent as is applicable to other officers of the Company. The foregoing shall be in addition to any other indemnification rights which the Executive may have at the time of the Change in Control.

14.         Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

15.         Tax Withholding; Section 409A Compliance.

(a)          Withholding. The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding.

(b)          Section 409A. This Section 15(b) applies only if the Executive is a U.S. taxpayer for U.S. income tax purposes. It is intended that any amounts payable to the Executive under this Agreement will be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”). Nevertheless, if and to the extent that a payment under the Agreement is deemed to be subject to Section 409A (a “Covered Payment”), then, for the purposes of the Agreement and Section 409A:

(i)          Each Covered Payment will be treated as a separate payment under Section 409A.

(ii)         The term “termination of employment” or words of like import shall be deemed to mean a “separation from service” within the meaning of Section 409A.

(iii)        If the Executive is treated as a “specified employee” within the meaning of Section 409A at the time of the termination of the Executive’s employment, then any Covered Payment that would otherwise be due within six months after such termination of employment will be delayed until the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death, to the extent such delay is required by Section 409A. On the delayed payment date, the Executive (or, if applicable, the deceased Executive’s estate) will receive a catch-up payment equal to the aggregate amount of the Covered Payments that were delayed pursuant to the preceding sentence.

(iv)        Notwithstanding the foregoing, the Executive shall be solely responsible for, and the Company shall have no liability for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.

16.         Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof. This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ROFIN-SINAR TECHNOLOGIES INC.

By:

[•]

exhibit a

RELEASE AGREEMENt

This Release Agreement (“Agreement”) is made as of [●] by and between [●] (“Executive”) and ROFIN-SINAR TECHNOLOGIES INC. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them by the Change in Control Agreement made by and between the Company and the Executive as of the 16th day of March, 2016 (the “Change in Control Agreement”).

1.          This will confirm that a Severance Event has occurred. In accordance with the Change in Control Agreement, the Company has timely notified the Executive that the Executive’s right to receive and retain certain severance payments and benefits under Section 2 of the Change in Control Agreement is conditioned upon the timely receipt by the Company of a release by the Executive which is no longer subject to revocation. Accordingly, in consideration of the severance payments and benefits under the Change in Control Agreement and other good and valuable consideration, Executive for himself/herself and for the executors and administrators of the Executive’s estate, and the Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders Executive ever had, now has or may have arising out of or relating to the Executive’s employment with the Company or the termination of such employment occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar Michigan or other laws, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, the Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by the Executive of any Claims against the Company with respect to (i) any amounts or benefits to which the Executive may become entitled to receive under the Change in

Control Agreement, (ii) any right the Executive may have to indemnification under the terms of the Change in Control Agreement or under the terms of any other applicable indemnification agreement, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, (iii) the Executive’s rights under and in accordance with the terms of any employee benefit plan in which Executive participates, and (iii) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release.

2.          Executive has been advised to consult with an attorney prior to executing this Agreement. By executing this Agreement, Executive acknowledges that (a) Executive has been provided with an opportunity to consult with an attorney or other advisor of his/her choice regarding the terms of this Agreement, (b) this is a final offer and Executive has been given [21 or 45, as applicable] days in which to consider whether Executive wishes to enter into this Agreement, (c) Executive has elected to enter into this Agreement knowingly and voluntarily and (d) if Executive does so within fewer than [21]/[45] days from receipt of the final document the Executive has knowingly and voluntarily waived the remaining time. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Executive has 7 days following execution of this Agreement to change his/her mind.

Executive

NAME OF COMPANY

By:
Title: